Exhibit 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC TO ACQUIRE R2 TECHNOLOGY, INC.

A Leader in Computer Aided Detection (CAD)

BEDFORD, MA, (April 24, 2006) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of state-of-the-art diagnostic and digital imaging systems directed towards women’s health, today announced it has entered into a definitive agreement to acquire R2 Technology, Inc., a global expert in the field of computer-aided detection (CAD).

The purchase price for the transaction will be $220 million (subject to adjustment) payable in shares of Hologic Common Stock. The price per share will be equal to the ten-trading day average of the closing price per share of Hologic Common Stock for the period ending two trading days prior to the closing date. This transaction is expected to close in the next two to three months, after completion of a fairness hearing before the Commissioner of the California Department of Corporations, and will be subject to customary closing conditions, including R2 stockholder approval and the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act.

R2 Technology, Inc., a privately held medical imaging company located in Sunnyvale, California, is a recognized leader in the development and commercialization of computer-aided detection (CAD), an innovative technology that assists radiologists in the early detection of breast cancer. R2 Technology pioneered the use of CAD for mammography in 1998 when the ImageChecker system became the first CAD system approved by the FDA for screening mammography. The ImageChecker CAD system was also the first system approved for use with digital mammography.

“We are pleased to announce our intention to acquire R2 Technology,” said Jack Cumming, Chairman and Chief Executive Officer. “This acquisition represents another significant step for Hologic in our strategy to provide added business value to our customers. R2 has over 2,500 mammography CAD installations worldwide, including over 1,000 digital CAD systems. We believe the mammography CAD industry was approximately $100 million in 2005 and that adoption of CAD will increase as a result of its clinical advantages and the increased adoption of digital mammography systems. We are confident the integration of R2’s CAD systems with Hologic’s mammography product portfolio will build a solid platform for future long-term growth.”

R2’s revenue in calendar 2005 was approximately $45 million, essentially unchanged from the previous year. Hologic expects the market will shift away from analog or film based systems to CAD sold with digital mammography systems. This shift to digital CAD is expected to help improve margins overall as such margins are comprised primarily of software sales. Hologic expects this transaction to be accretive to earnings in fiscal 2007, excluding the amortization of intangibles related to this transaction.

“Our technology is a powerful instrument in the early detection of those afflicted with cancer and other diseases,” said John Pavlidis, President and CEO of R2 Technology, Inc. “We welcome our new partnership with Hologic and believe that this merger will ensure that our CAD technology enjoys an even broader distribution to patients and physicians worldwide.”

Hologic’s management will host a conference call on Tuesday, April 25, 2006 at 10:00 a.m. (Eastern). Interested participants may listen to the call by dialing 800-289-0494 or 913-981-5520 for international callers and referencing code 4940210 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through April 28, 2006 at 888-203-1112 or 719-457-0820 for international callers, access code 4940210. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

About Hologic

Hologic Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on mammography and breast biopsy, osteoporosis assessment and mini C-arm and extremity MRI imaging for orthopedic applications. For more information visit www.hologic.com.

About R2 Technology, Inc.

R2 Technology, Inc., headquartered in Sunnyvale, Calif., is a recognized leader in the development and commercialization of computer-aided detection (CAD), an innovative technology that assists physicians in the earlier detection of breast cancer, actionable lung nodules and other lung abnormalities. As a medical imaging company dedicated to diagnostic decision support, increasing physician productivity and preventing medical errors, R2 Technology is developing CAD systems for a variety of imaging modalities and disease states. For information, visit www.r2tech.com.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the timing of completion of the acquisition, the anticipated benefits of the acquisition, the expected effect of the acquisition on Hologic’s earnings, and the expected increase in the adoption of mammography CAD. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Risks and uncertainties that may affect Hologic’s ability to consummate the acquisition of R2 or that may cause actual contributions of an acquisition to vary materially from Hologic’s expectations, include, among others: the shareholders of R2 may not approve the acquisition; the parties may be unable to obtain regulatory clearances or approvals required for the acquisition, or required regulatory clearances or approvals may delay an acquisition or result in the imposition of conditions that could have a material adverse effect on the combined companies or cause the parties to abandon the acquisition; Hologic may be unable to complete the acquisition or completing the acquisition may be more costly than expected because, among other reasons, conditions to the closing of the acquisition may not be satisfied; problems may arise with the ability of Hologic to successfully integrate the businesses of R2, which may result in the combined company not operating as effectively and efficiently as expected; Hologic may not be able to achieve the expected synergies from the acquisition or it may take longer than expected to achieve those synergies; the acquisition may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from Hologic’s expectations; Hologic’s share price could decrease, resulting in an increase in the number of shares that Hologic is required to issue in the transaction and result in further dilution than anticipated and/or require Hologic stockholder approval of the transaction; and the combined company may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors. There is also no assurance that the market for mammography CAD will grow as a result of its clinical efficacy, the increased adoption of digital mammography or otherwise. Demand for CAD may be adversely affected by, among other things, competition including competition from competing technologies or new technical innovations, and changes in reimbursement policies affecting the use of CAD. Other factors that could cause actual results to materially differ include, without limitation, manufacturing risks that may limit the Company’s ability to increase commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the ability of the Company’s sales force to successfully service its product offerings; the Company’s ability to successfully manage current or future alliances or joint ventures; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; expenses and uncertainties relating to litigation and governmental investigations, including the FTC’s current investigation of the Company’s acquisition of certain intellectual property assets from Fischer Imaging; risks relating to compliance with financial covenants under the Company’s leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.